Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.
REPORTS A ONE-TIME CHARGE ON THE PASSING OF ITS FOUNDER AND EXECUTIVE CHAIRMAN, DENNIS SHIELDS

Jericho, NY – September 21, 2018 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the "Company"), the holding company for Esquire Bank, National Association ("Esquire Bank"), today announced that the Company expects to incur a pre-tax one-time charge of approximately $1.2 million, related to the passing of the Company's former Executive Chairman, Dennis Shields, on August 10, 2018.  The charge is comprised of $673 thousand in accelerated vesting of Mr. Shields' stock and option grants due to his passing and a $500 thousand payment related to Mr. Shields' employment as Executive Chairman.

"Dennis was a larger-than-life figure who brought remarkable passion and energy to Esquire Bank," stated Tony Coelho, Chairman of the Company.  "On behalf of our Board of Directors, management team and employees, we extend our deepest sympathies to Dennis' family."

The $1.2 million charge (pre-tax), or approximately $0.11 per diluted common share, will be incurred by the Company in the third quarter of 2018.

"Dennis' goal was to transform Esquire into a top performing institution in the industry," stated Andrew C. Sagliocca, President and CEO.  "With our dedicated and seasoned senior management team, we are focused on meeting the Company's long-term vision and goals."

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a bank holding company headquartered in Jericho, New York, with one branch office in Garden City, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible merchant services solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes "forward-looking statements" relating to future results of the Company.

The forward-looking statements included in this press release are not a guarantee of future events, and actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "might," "should," "could," "predict," "potential," "believe," "expect," "attribute," "continue," "will," "anticipate," "seek," "estimate," "intend," "plan," "projection," "goal," "target," "outlook," "aim," "would," "annualized" and "outlook," or similar terminology. Forward-looking statements are subject to numerous risks and uncertainties, including those described in the "Risk Factors" section of our Annual Report on Form 10-K, and with respect to the expected charge described in this current report, that further information may become available prior to the filing of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.  Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.